EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of November, 2013 (the “Effective Date”), by and between Stratus Media Group, Inc., a Nevada corporation with an address at 1800 Century Park East, 6th Floor, Los Angeles, California 90067 (the “Company”), and YAEL SCHWARTZ, Ph.D., a natural person with a residence at 8 Canterbury Lane, Holden, MA 01520 (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive desires to be employed by the Company as President-DermaGenesis Division (the “Position”) and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.                  Employment and Duties. The Company agrees to employ and Executive agrees to serve in the Position. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors of the Company (the “Board”) may from time to time assign to Executive comparable with the duties and responsibilities of a President of a major division, but at a minimum include responsibility for formulation and implementation of the business policies and direction of the DermaGenesis Division, and the related employment decisions, financial decisions and management and oversight of the day-to-day operation of that division. Executive shall report to the Chief Executive Officer of Company.

Executive shall devote all of her time, attention, and energies to the business of the Company. Provided that none of the additional activities materially interfere with the performance of the duties and responsibilities of Executive, nothing in this Section 1 shall prohibit Executive from: (a) serving as a director or trustee of any charitable or educational organization or (b) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 13.

2.                  Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years subject to extension upon mutual agreement of the Company and Executive. “Employment Period” shall mean the initial three (3) year term plus extension periods, if any.

3.                  Place of Employment. Executive’s job site shall be in Holden, Massachusetts (the “Job Site”). The parties acknowledge, however, that Executive may be required to travel in connection with the performance of her duties hereunder.

4.                  Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the initial year of the Employment Period, a base salary (the “Base Salary”) at an annual rate of Three Hundred Thirty Thousand ($330,000) Dollars. For the second and third years of the Employment Period, the Executive and the Chief Executive Offer shall meet and agree upon appropriate increases to the Executive’s Base Salary and thereafter, the Chief Executive Officer shall recommend such increases to the Company’s Board of Directors. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

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5.                  Bonuses. During the Employment Period, the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion may grant to Executive a bonus or bonuses with a target year-end bonus Thirty Five (35%) percent of Executive’s annual compensation.

6.                  Severance Compensation. Upon termination of Executive’s employment prior to expiration of the Employment Period unless Executive’s employment is terminated for Cause or Executive terminates her employment without Good Reason, then:

(a)                Executive shall be entitled to receive any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date, any accrued but unused vacation time through the termination date in accordance with Company policy and an amount equal to Executive’s Base Salary during the prior six (6) months (the “Separation Period”), as in effect as of the date of termination (the “Separation Payment”), provided that Executive executes an agreement releasing Company and its affiliates from any liability associated with this Agreement in form and terms satisfactory to the Company and that all time periods imposed by law permitting cancellation or revocation of such release by Executive shall have passed or expired; and subject to anything to the contrary in Section 11(d)(3), the Separation Payment shall be paid in in accordance with the customary payroll practices of the Company; and

(b)               Subject to Executive’s: (1) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which the Employee participated immediately prior to the termination date (“COBRA Continuation Coverage”) and (2) continued payment of premiums for such plans at the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company will pay, or reimburse Executive, the cost of COBRA Continuation Coverage for Executive and her eligible dependents until the earliest of: (x) Executive or her eligible dependents, as the case may be, ceasing to be eligible under COBRA and (y) twelve (12) months following the termination date (the benefits provided under this clause (b), the “Medical Continuation Benefits”) or until such time as Executive shall obtain reasonably equivalent benefits from subsequent employment or spousal benefits.

7.                  Equity Awards. Executive shall be eligible for such grants of awards under the Straus Media Group, Inc. Incentive Compensation Plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as the Compensation Committee (or the Board, if there is no Compensation Committee) may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions; provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award agreement, which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

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8.                  Clawback Rights. All amounts paid to the Executive by the Company relating solely to either: (i) performance based cash payments and (ii) performance based stock options granted during the Employment Period (the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that Executive is employed by the Company and upon the termination or expiration of Executive’s employment and for a period of eighteen (18) months thereafter, if any of the following events occur, Executive agrees to repay or surrender to the Company the Clawback Benefits if a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee (or the Board, if there is no Compensation Committee) to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by Executive within one hundred Eighty (180) days of the revised calculation being provided to Executive by the Company following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. For avoidance of doubt, the Company and the Executive agree and acknowledge that Article 8 is specifically limited to the Company clawing back only performance based cash payments and performance based stock options when it is finally determined (in accordance with the timeline set forth herein), following a Restatement of the financial results that, in the first instance, the performance based cash award should not have been made and the performance based stock options should not have been granted.

The amount of Clawback Benefits to be repaid or surrendered to the Company shall be reasonably determined by the Compensation Committee (or the Board, if there is no Compensation Committee) and applicable law, rules and regulations. All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive unless a request for arbitration is submitted as provided for in Section 16(l) hereof. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

9.                  Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of her duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

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10.              Other Benefits; Vacation. During the term of this Agreement, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees. During the term of this Agreement, Executive shall be entitled to accrue, on a pro rata basis, twenty two (22) paid vacation days per year, which if not taken will accrue and be carried forward. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than ten (10) consecutive days shall be taken at any one time without the advance approval of the Board.

11.              Termination of Employment.

(a)                Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or her heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata annual Bonus for the current year through the date of death, the Severance Payment and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, Executive’s spouse and minor children shall be entitled to Medical Continuation Benefits.

(b)               Disability. In the event that, during the term of this Agreement Executive shall be prevented from performing her duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or her heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or her heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata annual Bonus for the current year accrued through Executive’s last date of employment with the Company, the Severance Payment and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of Executive’s employment with the Company. In addition, Executive’s spouse and minor children shall be entitled to Medical Continuation Coverage. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of her duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.

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(c)                Cause.

(1)               At any time during the Employment Period, the Company may terminate this Agreement and Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall consist of a termination due to the following, as specified in the written notice of termination (and in each case following written notice, a failure by Executive to cure within thirty (30) days of such notice except as to clauses (E) or (f) which shall not be subject to cure: (A) Executive’s failure to substantially perform the fundamental duties and responsibilities associated with Executive’s position, including Executive’s continued failure or refusal to carry out reasonable instructions; (B) Executive’s material breach of any material written Company policy; (C) Executive’s gross misconduct in the performance of Executive’s duties for the Company; (D) Executive’s material breach of the terms of this Agreement; (E) being convicted of any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (F) conviction of any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations).

(2)               Prior to any termination for Cause, and following the thirty (30) day cure period provided for in Section 11(c)(1) hereof, Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding her views on the Cause event, and the cure of the same, and after such hearing, there is at least a majority vote of the full Board (other than Executive) to terminate she for Cause. After providing the notice in foregoing sentence, the Board may suspend Executive with full pay and benefits until a final determination pursuant to this Section 11(c) has been made.

(3)               Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date, and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)               Good Reason and Without Cause.

(1)               At any time during the term of this Agreement, subject to the conditions set forth in Section 11(d)(2) below, Executive may terminate this Agreement and Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken by the Company or a successor corporation or entity without Executive’s consent a: (A) material reduction of Executive’s Base Salary or benefits; (B) material reduction in Executive’s title, authority, duties or responsibilities; (C) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement in the event of a Change of Control; (D) relocation of Executive’s the Job Site that results in an increase in Executive’s one-way driving distance by more than forty (40) miles from Executive’s then-current principal residence or (E) any other material breach by the Company of this Agreement.

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(2)               Executive shall not be entitled to terminate this Agreement for Good Reason unless and until she shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of her intention to terminate this Agreement and her employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice.

(3)               In the event that Executive terminates this Agreement and her employment with the Company for Good Reason or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to Executive (or, following her death, to Executive’s heirs, administrators or executors) the Separation Payment amount. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(4)               Notwithstanding anything herein to the contrary, the benefits to Executive under this Agreement shall be reduced by the amount of any insurance proceeds payable to Executive.

(e)                Without “Good Reason” by Executive. At any time during the term of this Agreement, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company. Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date, and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)                Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Company common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Company common stock or securities convertible, exercisable or exchangeable into Company common stock directly from the Company or (B) any acquisition of Company common stock or securities convertible, exercisable or exchangeable into Company common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

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(g)               Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of Executive.

12.              Confidential Information.

(a)                Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by her in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of her employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of Executive’s employment hereunder for a period of three (3) years. Information will not be deemed to be Confidential Information if: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a third party that was not known by Executive to be bound by a confidentiality agreement or other obligation of confidentiality to the Company or any other party with respect to such information or (iv) Executive is required to disclose the information pursuant to legal process (e.g. a subpoena), provided that Executive notifies the Company promptly upon receiving or becoming aware of such legal process.

(b)               Executive affirms that she will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)                In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain: (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax and estate planning purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company.

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13.              Non-Solicitation.

(a)                Executive agrees and acknowledges that the restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 13 shall survive the termination of Executive’s employment hereunder.

(b)               Executive hereby agrees and covenants that she shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than ten (10%) percent of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and the Separation Period and thereafter to the extent described below, within the Territory:

(1)               Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the business of the Company;

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(2)               Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(3)               Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

With respect to the activities described in Paragraphs (1), (2) and (3), above, the restrictions of this Section 13(b) shall continue during the Employment Period and until one (1) year following the termination of this Agreement or of Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later; provided, however, that if this Agreement or Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, then the restrictions of this Section 13(b) shall terminate concurrently with the termination and shall be of no further effect. In the event that any provision of this Section 13 is determined by a court to be unenforceable, such provision shall not render the entire Section unenforceable but, to the extent possible, shall be appropriately adjusted to render such provision enforceable.

14.              Inventions. All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that: (i) are directly relevant to the Company’s business as then constituted, (ii) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive and (iii) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested, from time to time, by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense (and if requested following the term of this Agreement, then at the customary hourly rate for time requested and spent), to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 9 or otherwise) and without any additional compensation of any kind to Executive.

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15.              Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”): and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

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Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal: (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

16.              Miscellaneous.

(a)                Executive acknowledges that the services to be rendered by her under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 12 or Section 13 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 12 or Section 13 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

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(b)               Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)                During the term of this Agreement, the Company: (i) shall indemnify and hold harmless Executive and her heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)               This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)                This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)                The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)               All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at her address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in San Diego County, California.

(i)                 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

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(j)                 Executive represents and warrants to the Company that she has the full power and authority to enter into this Agreement and to perform her obligations hereunder and that the execution and delivery of this Agreement and the performance of her obligations hereunder will not conflict with any agreement to which Executive is a party.

(k)               The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

(l)                 In the event of any dispute, controversy, disagreement, breach or claim arising out of or relating to this Agreement or interpretation of any of the provisions, the same shall be submitted, for resolution, to final and binding arbitration in accordance with the following procedures: The parties shall first attempt to mediate the matter(s). If the matter(s) has not been satisfactorily resolved (or waived), within thirty (30) days after written notice by either party to the other requesting mediation, then the matter shall be referred to arbitration for resolution under the then commercial arbitration rules of the American Arbitration Association (the “A.A.A.”) and the decision of the arbitrator shall be final and binding on the parties. The parties shall have the right to select the arbitrator. If the parties are unable to agree upon an arbitrator within thirty (30) days following a notice of initiating arbitration to the other party, then the arbitrator shall be appointed by the A.A.A. Each party shall be responsible for the filing fee and the arbitrator’s fee; and otherwise, each party shall be responsible for its own costs and expenses, including but not limited to, travel, consultants, depositions, witnesses and attorneys’ fees and disbursements. The arbitrator shall be authorized to only interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power or authority to modify or change any of the above in any manner.

The arbitrator shall have no authority to award punitive or speculative damages or any damages inconsistent with this Agreement. In addition to monetary award, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by mutual agreement, notify the parties in writing of his/her decision, stating the reasons for such decision and separately listing the findings of fact and conclusions of law. The arbitration shall be conducted in New York, New York, and shall be governed by the laws of the State of Delaware, and the decision of the arbitrator may be entered in any court of competent jurisdiction. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the non-prevailing party or shall be recovered by the prevailing party, as applicable, in any final judgment or arbitration award.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY:

STRATUS MEDIA GROUP, INC.

By:_____________________________
Name:_________________________
Title:__________________________

EXECUTIVE:

________________________________
Yael Schwartz, Ph.D.

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